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                             RESCISSION OF LOAN AGREEMENT

     This Rescission of Loan Agreement (the "Rescission") is executed effective as of August __, 1998, by and among THE RICEX COMPANY (the "Company") and ALLEN
J. SIMON, an individual ("Simon").

                                      RECITALS


     WHEREAS, on April 18, 1997, the Company granted Simon an option to purchase 2,000,000 shares of Common Stock at an exercise price of $2.00 per share (the "Option");

     WHEREAS on May 29, 1997, the Company and Simon amended the Option to allow Simon to exercise the Option by means of a Promissory Note (the "Amendment").

     WHEREAS, on May 29, 1997, Simon exercised the Option by means of a Restricted Stock Purchase Agreement, dated May 29, 1997, as amended May 29, 1997, a $1,333,333.34 Promissory Note Secured by Pledge of Stock, dated May 29, 1997, a $1,333,333.33 Promissory Note Secured by Pledge of Stock, dated May 29, 1997, a $1,333,333.33 Promissory Note Secured by Pledge of Stock, dated May 29, 1997, a Security Agreement, dated May 29, 1997 relating to 666,666 shares of Common Stock, a Security Agreement dated May 29, 1997, relating to 1,333,334 shares of Common Stock, the Escrow Agreement, dated May 29, 1997 ("Escrow Agreement") and other related documents (all of the foregoing agreements and the Amendment are referred to as the "Loan and Purchase Agreements" and the exercise of the Option is referred to as the "Exercise Transaction");

     WHEREAS, the Company and Simon believe that it is in the best interest of the Company that upon an equity investment of at least $1.5 million from the client of Impact Capital/West Sussex Trading, Inc., the Loan and Purchase Agreements and the Exercise Transaction be rescinded in their and its entirety and that the parties be placed in the same position they were in prior to the execution of the Loan and Purchase Agreements.

     NOW, THEREFORE, in connection with the Rescission and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. RESCISSION OF LOAN AGREEMENT. Effective upon the closing of an equity financing with the Company of gross proceeds of at least $1.5 million (the "Financing"), the Loan and Purchase Agreements and Exercise Transaction are hereby cancelled and terminated and all rights and obligations arising thereunder are hereby withdrawn and cancelled such that the only agreement with respect to the Option remaining outstanding after the Financing is the Option.


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     2.   RELEASE FROM ESCROW AGREEMENT AND CANCELLATION OF SHARES.  By
executing this Rescission, Simon consents to the release of all shares held in escrow by the Bank of San Francisco, as escrow agent under the terms of the Escrow Agreement, to the Company and Simon hereby covenants to return to the Company all shares of Common Stock received by him in connection with the Exercise Transaction (the "Simon Shares"). It is further agreed that all such shares returned to the Company shall immediately be cancelled and, for all purposes, shall be treated as if they had never been outstanding.

     3. EFFECT OF RESCISSION. The effect of this Rescission shall be to place Simon and the Company in the identical position with respect to the Option as they were immediately prior to the execution of the Loan and Purchase Agreements and the Exercise Transaction. This Rescission shall in no way affect the terms of the Option and the Option shall remain in full force and effect.

     4. SPECIFIC PERFORMANCE. The Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to enforce Simon's covenant to return the Simon Shares to the Company for cancellation.

     5. NOTICES AND OTHER COMMUNICATIONS. All notices and other communications provided for hereunder shall be in writing and shall be delivered by mail, telecopier, express mail service (such as Federal Express or its equivalent), telegram or cable, as to each party hereto, at its address set forth on the first page of this Rescission or at such other address as shall be designated by such party in a written notice to the other party. All such communications shall be effective upon receipt.

     6. SEVERABILITY. Whenever possible, each provision of this Rescission shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision or portion of any provision of this Rescission should be invalid under applicable law, such provision or portion of such provision shall be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Rescission.

     7. GOVERNING LAW. This Rescission shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     8. SEVERABILITY. To the extent any provision of this Rescission shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Rescission shall be unaffected and shall continue in full force and effect.


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     9.   SUCCESSORS AND ASSIGNS.  This Rescission shall be binding upon and inure to the benefit of the parties and their successors and assigns.

     10. WRITTEN AGREEMENT TO GOVERN. This Rescission sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions between them.

     11. ATTORNEYS' FEES. If any action or proceeding shall be commenced to enforce this Rescission or any right arising in connection with this Rescission, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable costs, expenses and attorneys' fees (and all related costs and expenses) incurred by such prevailing party in connection with such action or proceeding.

     IN WITNESS WHEREOF, the parties have executed this Rescission effective as of the date first written above.


THE RICEX COMPANY

by:
   ------------------------------------
Its:
    -----------------------------------
1241 Hawk's Flight Court
El Dorado Hills, CA 95762


SIMON

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Allen J. Simon
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